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                                                                     [RDSI LOGO]

                                                                    EXHIBIT 10.2

                              RURBANC DATA SERVICES

                            DATA PROCESSING AGREEMENT


This Agreement dated October 01, 1998 is entered between Rurbanc Data Services, Inc., a wholly owned subsidiary of Rurban Financial Corporation, an Ohio Corporation located at 401 Clinton Street, Defiance, Ohio 43512 (thereafter referred to as "RDSI"), and

                           TOWER FINANCIAL CORPORATION
                               TOWER BANK & TRUST
                        116 East Berry Street, Suite 910
                            FORT WAYNE, INDIANA 46802

(hereinafter referred to as "Bank".)

This Agreement sets forth the basic contractual terms for providing an electronic data processing service in accordance with the stipulations and rates hereinafter set forth, and provided by RDSI to the Bank.

I.     PURPOSE OF THE AGREEMENT

       The Bank agrees that RDSI may perform certain services for the Bank in the schedule(s) attached hereto, and RDSI agrees to performing such services pursuant to the terms and conditions of this Agreement. RDSI shall receive data from the Bank via data communication lines or ground courier for processing, and shall process such data, producing reports and/or journals daily for the Bank. It is agreed that if source documents are ever in transit, via ground courier, between the Bank and RDSI, the responsible party should maintain adequate insurance coverage and/or accept financial responsibility. The Bank agrees to compensate RDSI for its services herein in accordance with the attached fee schedules.

II.    TERM OF THE AGREEMENT

       This Agreement shall become effective February 01, 1999 and shall extend for a period of Five (5) Years, continuous, day-to-day, which is the term of this Agreement. However, at the request of the Bank, the term does not commence until the "core" applications, (Demand Deposits, Savings, Certificates of Deposit, Loans and Financial General Ledger Management Systems), have been successfully converted and operational.

       This Agreement shall automatically continue after the initial Term unless terminated by either party upon at least 180 days prior written notice to the other. The Bank's and RDSI's continuing obligations under the Agreement including, without limitation, those relating to Ownership and Confidentiality shall survive the termination of this Agreement. RDSI reserves the right to reduce charges at any time, however, any increase will not become effective until thirty (30) days after prior written notice has been given to the Bank. RDSI and the Bank have agreed that during the first TWO (2) Years of this Agreement, rates shall be fixed at such rate(s) as described in the attached fee schedule(s).

III.   RETURN OF BANK'S WORK

       RDSI will process the Bank's items in connection with any service agreed upon and will assure transmission or delivery to the Bank by 9:00 a.m. on the next business day. The only exceptions granted for non-delivery on time, will be those due to abnormal climatic conditions, equipment and software failures, or other unforeseen contingencies not due to negligence. The Bank agrees to have arrangements for disaster backup facilities and systems relating to the Bank's own internal operation and equipment in effect throughout the period covered by this Agreement.

IV.    CONVERSION

       Expenses of the conversion will be paid by the Bank, such as quoted conversion and training fees, equipment purchases and modifications, communication equipment and lines, ITI formal training classes, new forms and supplies and other conversion cost items as detailed in the attached RDSI proposal. The RDSI conversion charge has been established at $7,000.00 plus any out of pocket expenses incurred by RDSI in direct relation to the conversion (ie: lodging, meals, mileage, etc.) plus any expenses incurred due to deconversion from the Bank's existing processing system, to be paid directly to RDSI upon completion of the first application converted. RDSI assures the Bank that conversion of the "core" application systems will be completed no later than thirty (30) days after commencement of the first application. The Bank will receive a 25% discount applied against the first three (3) months' processing invoice from RDSI for each month the conversion is delayed by RDSI, with an additional 25% discount for each additional month the conversion is delayed thereafter. No discount penalty will be applied if the Bank delays the conversion at the Bank's own request. Test conversion procedures will be performed and provided prior to the actual conversion and will require the Bank's approval to proceed.

V.     COMPLIANCE WITH SECTION 5 OF THE BANK SERVICE CORPORATION ACT

       RDSI hereby agrees it will be subject to regulations and examinations, including auditing, to the same extent as if the services being provided by RDSI were being performed by the Bank itself on its own premises.
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       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE TWO




VI.    EXAMINATION OF RIGHTS

       Each year RDSI will contract an outside accounting firm for the purposes of performing a third party review. If the Bank wishes to participate in the third party audit and review, cost will be divided equally among all RDSI bank customers being processed according to asset size. The Bank still has the right to perform an examination of RDSI independently at the Bank's own expense.

VII.   CORRECTION OF ERRORS

       RDSI shall have the right to reprocess the Bank's materials to correct any errors for which RDSI may be responsible in full satisfaction of all Bank's claims, provided the Bank has notified RDSI in writing of any claimed error within thirty (30) days after receipt of service results and furnished supporting documentation of such claim. All services furnished hereunder are deemed acceptable to the Bank unless proper notice and proof of claim have been made within the thirty (30) day period.

VIII.  LIMITATION OF LIABILITY

          A. RDSI shall be liable for loss, destruction or damage of Bank supplied materials only if due to the negligence of RDSI, and then only to the extent of restoring the loss, destroyed or damaged materials; provided such restoration can be reasonably performed by RDSI and the Bank furnishes RDSI with all source data necessary for such restoration.
          B. RDSI shall continue to maintain during the duration of this Agreement an errors and omissions policy of insurance, in the amount as set forth an contained in Section XII. Hereto.
          C. RDSI shall not be liable for any incidental, special or consequential damages of any nature whatsoever, such as, but not limited to, loss of anticipated profits or other economic loss in connection with, or arising out of the existence or services provided for in this Agreement, or for specific performance.
          D. RDSI shall not be liable for failure to provide, or delays in providing, services hereunder, if due to any cause beyond RDSI's reasonable control, including but not limited to the following:
              (1) mechanical failures or breakdowns of electronic data processing equipment due to power failures due to a declared disaster; (2) shortages in supplies or materials from RDSI's supplier, due to strike, riots, civil disturbances, flood, fire, snow storms, acts of God, or any other act of occurrences not under the controls of RDSI; (3) strikes, riots, civil disturbances, war, law suits, or lockouts; (4) fire, epidemics or other casualties; (5) windstorms, earthquakes, tornadoes, floods, weather, or other acts of God; (6) unusual delay in transportation beyond the control of RDSI; (7) destruction of data communication lines; (8) governmental regulations or interference, except to the extent agreed to herein.
          E. RDSI's total liability arising out of or any way connected to its performance under this Agreement, including malfunction of RDSI's equipment, failure or negligent of RDSI's employees and agents, and defective programs, shall be limited to the coverage as set forth under RDSI's errors and omissions insurance policy. However, RDSI may remedy future claims, with the Bank's agreement, in the case where repetitive processing services are being provided, to general money damages in the amount not excess of the total amount paid by the Bank for services for services performed by RDSI under this Agreement during the period of ninety (90) days immediately preceding the occurrence giving rise to any claims by the Bank; claims exceeding this remedy may be submitted to errors and omissions insurance coverage. In the case where non-repetitive processing services are being supplied, RDSI's total liability shall be limited to the general money damages not to exceed the total amount paid for such services by the Bank.
          F. RDSI warrants that the services provided under this Agreement comply with all existing applicable Federal, State and Local laws, regulations and guidelines. If after the date hereof, any modifications to those services shall be required by law or by any governmental regulatory authority having authority over the Bank's business, RDSI shall, upon ninety (90) days advance written notice to the Bank and to RDSI, conform the services to be in compliance with such modified laws or governmental regulations. Except as otherwise provided in this Agreement, RDSI shall not be liable for any other express or implied warranty, including any warranty of merchantability or fitness.
          G.  RDSI agrees to (1) monitor for and detect service deficiencies,
              (2) take prompt action to determine the cause of and to correct the deficiencies, (3) shoulder the costs of correcting the deficiencies and (4) provide substitute services until such time as the deficiencies are corrected. Moreover, the fees due RDSI under this Agreement may be adjusted for so long as the specific deficiencies exist so that RDSI will have an economic incentive to correct deficiencies promptly and to prevent deficiencies in the first instance. The adjustment in fees due RDSI will be adjusted for such deficiencies in accordance with Section VIII.
              Limitation of Liability.

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      DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE THREE



IX.    OWNERSHIP AND CONFIDENTIALITY

          A. It is understood that the Bank is the legal owner of all data and records relative to itself, which may be in the possession of RDSI and may be obtained by the Bank via machine readable form at a reasonable charge determined by RDSI, as stated in Section XVII. Deconversion Considerations, of this Agreement. RDSI is the owner of all programs and documentation.
          B. RDSI and the Bank each agree that all information including, but not limited to business methods, internal operation data and customer records, communicated to it by the other either before or after the effective date of this Agreement, was and shall be received in strict confidence, shall be used only for the purposes of this Agreement, and that no such information shall be disclosed by the recipient party without the prior written consent of the other party, and each agrees that each party will prevent the disclosure to outside parties of the terms and provisions hereof, except as may be necessary by reasons of legal, accounting, or regulatory requirements beyond the reasonable control of RDSI or the Bank, as the case may be.
          C. This Agreement absolutely prohibits either party from disclosing confidential information of the other, with the usual exceptions of disclosure required by law or court order or disclosure of information already in the public domain through no fault of either party to the Agreement. Both parties agree to notify the other of any breach of confidentiality.
          D. RDSI and the Bank agree to indemnify and hold harmless the other from any direct loss, damage cost or expense which the other may sustain or incur by reason of any wrongful use by RDSI or the Bank, as the case may be, or confidential information of the other obtained in the course of the performance of this Agreement. In no event, shall such indemnification extend to claims by or information communicated by third parties not subject to this Agreement.
          E. RDSI agrees that it will comply with all applicable Federal, State and Local laws and regulations governing the use of disclosure of information provided by the Bank.
          F. RDSI shall establish and maintain reasonable safeguards against the destruction or loss of the Bank's data in the possession of RDSI.
          G. RDSI will notify the Bank of any system changes that will effect the Bank's procedures, reports, etc.
          H. RDSI and the Bank each agree that all Bank information, including hard copy report media as well as on-line data, and all Bank customer data, shall be held in strict confidence, and shall be used only for purposes of this Agreement, and that no such information shall be disclosed by the recipient party without the prior written consent of the Bank, and each agrees to take all reasonable precautions to prevent the disclosure to outside parties of the terms of this Agreement. However, disclosure required by law may be excepted from the general prohibition against disclosure and the Bank, the Bank's parent company and the Bank's counsel may decide whether the Agreement or its terms must be disclosed.
          I. Upon the occurrence of any default under this Agreement, remedies upon default as outlined in Section XI. Of this Agreement will apply.

X.     PAYMENTS AND BILLING

          The Bank agrees to pay RDSI for services performed hereunder in accordance with the charges set forth in this Agreement. RDSI shall invoice during the first ten (10) days of each month for services performed during the prior month. Payment by the Bank shall be net ten (10) days from the invoice date. Any invoice aged thirty-one (31) days from the date is subject to a service charge of one percent (1%) of the unpaid balance. No late charge will be imposed by RDSI to the Bank in the case of amounts past due that are reasonably in dispute.

XI.    DEFAULT: REMEDIES UPON DEFAULT AND ARBITRATION

          A.  Any of the following events will constitute a default under this
              Agreement: (1) nonpayment of any amounts due RDSI by the Bank; (2) nonperformance of any of the Bank's or RDSI's other material obligations; (3) if any representation or warranty of the Bank or RDSI proves to be false in any material respect; (4) if the Bank or RDSI commits an act of bankruptcy or becomes insolvent or the subject of any proceeding under the Bankruptcy Act; (5) if any substantial part of the Bank's property becomes subject to any levy, seizure, assignment, application or sale for or by any creditor or government agency; or (6) failure of the RDSI backup disaster recovery contingency plan to be implemented as a result of a service disrupting disaster, causing the inability of RDSI, in accordance to this Agreement, to perform data processing services for the Bank for an unreasonable length of time, in excess of twenty-four (24) to forty-eight (48) hours.


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       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE FOUR


          B. Upon the occurrence of any default under this Agreement, RDSI and the Bank, at its option provided at least thirty (30) days (or such longer period as may be required by the applicable regulatory authorities) prior written notice has been given to the other and such default has not been cured within such period, may terminate this Agreement. In addition, RDSI or the Bank shall have all other rights and remedies available to it under this Agreement or by operation of law or otherwise.
          C. Upon the occurrence of default under this Agreement as stated in paragraph A. (6), of this section, if service provided by RDSI to the Bank is disrupted for an extended period of time, exceeding forty-eight (48) hours, resulting from the failure of the RDSI disaster recovery contingency plan, being implemented in response to an actual disaster, the Bank may terminate this Agreement and take action to protect itself by seeking alternative data processing services.
          D. RDSI believes its systems and equipment to be Year 2000 compliant and will make every effort to test all RDSI systems and equipment to assure functionality. Failure of RDSI to be Year 2000 compliant would be in violation of bank regulations and would constitute immediate default under this Agreement, allowing the Bank to exercise immediate departure from this agreement without the thirty (30) day written notification period.
          E. ARBITRATION. Any dispute, controversy or claim arising out of, connected with, or relating to this Agreement, or the breach, termination, validity or enforceability of any provision of this Agreement, will be resolved by final and binding arbitration by a panel of three arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Following notice of a party's election to require arbitration, each party will within thirty
              (30) days select one (1) arbitrator, and those two arbitrators will within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the AAA will within thirty (30) days thereafter select such arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. During any arbitration proceedings, RDSI shall continue to provide services under this Agreement and the Bank shall continue to make payments hereunder. The fact that arbitration is or may be allowed will not impair the exercise of any termination right under this Agreement.
          F. This Agreement provides that RDSI and the Bank will use their best efforts to resolve disputes expeditiously.
          G. If material deficiencies are found in RDSI's operations by third party audit review or by bank regulatory examination reports; or if RDSI's external auditors issue a qualified going concern opinion on the financial statements of RDSI; or if RDSI should be declared insolvent, and RDSI has not taken action to remedy, these should also be considered events of default.


XII.   ERRORS AND OMISSIONS INSURANCE

RDSI will carry Errors and Omissions Insurance Coverage as follows:

       Electronic Data Processing Errors and Omissions Declared Coverage:
            Limit of Liability                         $1,000,000.00
                        Deductible of $1,000.00 per claim

Errors and Omissions Insurance Coverage is carried with:

                             Royal Insurance Company
                              9300 Arrowpoint Blvd.
                               Charlotte, NC 28217


RDSI agrees to provide the Bank notification in the event of a change in insurance carriers or cancellation of the policy by the insurance carrier. RDSI will provide the Bank with a fiscal year-end financial statement each year, which is December 31st.



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       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE FIVE



XIII.  GENERAL

          A. Bank acknowledges that it has not been induced to enter this Agreement by any representation or warranty not set forth in this Agreement. The capabilities, functions and operational requirements are described in the RDSI Proposal, dated August 18, 1998, supplied to the Bank by RDSI and contained in Appendix A, which Appendix A is incorporated in the Agreement by reference hereof. The services shall include, in addition to the description contained in Appendix A, any improvements, additions or modifications of the services which RDSI provides to the Bank and materials related thereto and all materials, documentation and technical information provided to the Bank in written form and identified in Appendix A for use in connection with the services. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning this matter. This Agreement shall not be modified in any way except by a writing signed by both parties. Any and all additional services not previously mentioned and made part of this Agreement that shall be provided, shall become part of this Agreement by an Addendum signed by both parties attached hereto.
          B. This Agreement may not be assigned by the Bank, in whole or in part, without the prior written consent of RDSI. This Agreement shall be binding upon and shall inure to the benefit of RDSI and the Bank and their respective successors and permitted assigns.
          C.  If any provisions of the Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
          D. The Headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.
          E. The individuals executing this Agreement on behalf of RDSI and the Bank do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.
          F. In addition, it is agreed that an RDSI Customer Service Representative shall be designated as the Bank's client relations representative, and shall visit the Bank once every six weeks.
          G. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.
          H. If either party commences an action against the other to enforce any of the terms of this Agreement, the action must be brought in the State of Ohio in a court of competent jurisdiction.
          I. This Agreement provides that the Bank may request changes in services, software and equipment as the Bank deems necessary, the costs of which would presumably be borne by the Bank.


XIV.   FILE BACK-UP AND DISASTER RECOVERY CONTINGENCY PLAN

          A. This section of this Agreement is provided in summary form and provides an attempt and best effort to inform the Bank of the main points of RDSI's Disaster Recovery Contingency System and Plan. RDSI's Disaster Recovery Contingency System and Plan is an ever changing and growing plan and does not lend itself to inclusion within this Agreement. RDSI will provide the Bank with periodic updates and modifications to the plan as they occur and are included within the plan and effect this Agreement. The Bank is encouraged to review the RDSI Disaster Recovery Plan in detail and at length at any time as deemed necessary.
          B. RDSI agrees to provide MASTER and TRANSACTION FILE BACK-UP and Disaster Recovery Contingency Plan, in order to secure and limit any disruption to the Bank's data processing services as provided by this Agreement.
          C. All Master and Transaction Files (daily activity) are backed up on a daily basis. The Transaction Files are backed up after the day shift and after the nightly update. One copy of the Transaction File is taken off-site, while a second copy is maintained in an on-site vault. Master Files are backed up each Wednesday and taken to off-site storage each Friday. Since RDSI processes the Information Technology, Inc. (ITI) Premier II Software, source code is no longer maintained at RDSI. All on-site files are stored in the computer room in locked fireproof cabinets. There is a manual operator log and the Tape Librarian is responsible for logging, storing and pulling tapes. Computer operators then mount and scratch tape files prior to the beginning of the nightly operations.
          D. A summary of the back-up tapes and files maintained in off-site vault storage are as follows:
                    -    UNISYS OPERATING SOFTWARE and UTILITIES
                                 Backed up when changes occur - copy
                                 maintained off-site.
                    -    TRANSACTION FILE TAPES
                                 Backed up daily - taken off-site daily.



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       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE SIX


                    -    MASTER FILES
                                Backed up weekly - taken off-site weekly.
                    -    SOURCE CODE PROGRAMS
                                Maintained by ITI, Lincoln, Nebraska

          E. RDSI and its management have secured a Disaster Recovery Hotesite contractual arrangement with SunGard Recovery Services, Inc. , 1285 Drummers Lane, Wayne, PA 19087, 1-610/341-8700 or
              1-800/247-7832. RDSI is licensed at the Warminster, PA Mega Center. Complete testing at the Warminster Center facility, including all applications, as well as capture testing is conducted by RDSI personnel on an annual basis.
          F. In addition, RDSI has developed and maintains a written comprehensive Disaster Recovery Contingency Plan encompassing RDSI's data processing operations, as well as communications and imaging capture center and its service to the Bank. In the event of a declared disaster emergency, the Bank's transaction items may be picked up by RDSI personnel and ground courier or transmitted directly to Warminster Mega Center where processing will be completed.
          G. Hard copy reports may be delivered to the Bank by ground courier or transmitted via dial-up communications or dedicated data line communications. This process would continue until service is restored at the RDSI Data Processing Center or RDSI's Cold Site in Okaloma, Ohio or Alternative Center or location. The actual RDSI Disaster Recovery Contingency Plan may be reviewed in its entirety, by Bank personnel or examiners, but the Plan must be reviewed in RDSI's secured facilities. RDSI maintains power surge protection and an Uninterrupted Power Supply (UPS) system on its Enterprise Servers and computer equipment. If RDSI and the SunGard Recovery System Plan fails for any reason, RDSI will provide the Bank copies of necessary files in order to assure the Bank alternative servicing options.
          H. The Bank agrees to have arrangements for back-up facilities relating to the Bank's own internal operation and equipment, in effect throughout the period covered by this Agreement failure of said equipment is not the responsibility of RDSI.
          I. RDSI maintains insurance coverage intended to cover data processing equipment and media, extra expenses for emergency processing, data reconstruction and emergency daily usage of the Hotsite.
          J. SunGard invoices RDSI monthly for the cost of the RDSI and SunGard Recovery Contingency Plan, Hotsite membership and testing resources and time. RDSI passes this cost directly onto its customers, including the Bank via monthly data processing invoice. The Bank's portion of this cost is determined by asset size and actual number of accounts processed, and is subject to change in direct relation to the contractual agreement between RDSI and SunGard. These terms may override the Line Item "Disaster Recovery Contingency Plan Services" found on Addendum A - Fee Schedule of this Agreement.
          K. Declaration of Disaster. If RDSI center or equipment will be operable within 48 hours of a loss, outage, disaster or emergency, notification of the SunGard Recovery Center is not required, however, RDSI reserves the right to declare a disaster if center recovery is unsure. If outage or loss of equipment is expected to last beyond twenty-four (24) to forty-eight (48) hours, the RDSI Management Team will notify the SunGard Recovery Center and begin recovery procedures in Warminster, PA.
          L. RDSI assures the Bank that any individual service interruption duration's be limited to a period of twenty-four (24) to forty-eight (48) hours. Failure to comply by RDSI would constitute default under the terms of this Agreement.


XV.    INTERNAL REVENUE SERVICE

          A. RDSI will process and provide, according to the Terms of this Agreement, the required Internal Revenue Service magnetic media or transmission reporting, as specified by the Internal Revenue Service.
          B. RDSI will make every reasonable effort to satisfy magnetic media or transmission reporting requirements set forth by the Internal Revenue Service and this Agreement. In an effort to satisfy and verify all Internal Revenue Service requirements RDSI will produce a magnetic media or transmission reporting test, to be forwarded to the Internal Revenue Service in December of each year for advance testing and verification by the Internal Revenue Service.
          C. In addition, if the Bank is levied a penalty by the Internal Revenue Service, based upon information provided the IRS by magnetic media as filed by RDSI, and it is determined that the penalty levied was not a result of erroneous input by the Bank, but from a magnetic media of transmission reporting error, the Bank shall be held harmless, and RDSI will assume responsibility to resolve the penalty with the Internal Revenue Service. If the penalty stands, Section VII. Limitation of Liability, shall be applied.


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      DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE SEVEN



XVI.   ON-LINE AVAILABILITY

          A. RDSI will make every reasonable effort to have the On-Line Inquiry Services available during the hours as indicated in this Agreement as follows:

         On-Line Availability                            Schedule
         --------------------                            --------

         8:00 am - 7:00 pm                               Monday
         8:00 am - 7:00 pm                               Tuesday
         8:00 am - 7:00 pm                               Wednesday
         8:00 am - 7:00 pm                               Thursday
         8:00 am - 7:00 pm                               Friday
         8:00 am - 3:00 pm                               Saturday
         Not Available Unless Previously Arranged        Sunday
         Not Available Unless Previously Arranged        Scheduled Holidays
                                                         (Based on Federal Reserve Holiday Schedule)

          B. RDSI will provide system updates nightly for the Bank. Monday through Friday, based on the Federal Reserve Schedule. Saturday's work will be posted or updated during Monday's nightly update. In addition, Friday's actual reports should not be expected to be delivered to the Bank until the following Monday morning, delivery either by ground courier or via the MACROFICHE Report Storage and Retrieval System or the RECALL Optical Disk System. However, the on-line system will be available to the Bank on Saturday, so that regular business may be conducted.
          C. RDSI assures on-line availability for balance verification and transaction authorization to the RDSI Enterprise Server (host computer) at least ninety-five (95%) of the processing time each month (excluding scheduled down time for normal system maintenance) provided the Bank's network and data communication lines are available. The Bank shall be notified at least one week in advance of any scheduled Enterprise Server (host computer) downtime.
          D. On a monthly basis, RDSI will ensure that its on-line computing facilities are available for the processing of the Bank's on-line transactions at a minimum of ninety-five (95%) of the time, as prescribed by the Bank, measured over a calendar month at the point of departure from the RDSI Enterprise Server (host computer).
          E. On-line response time is a direct function of the data communication line speed and the Bank's internal network. RDSI will assist the Bank in analyzing and maintaining an acceptable and satisfactory response time and will assist the Bank in improving the response time when necessary.
          F. Customer Service is perceived as a significant benefit from RDSI. RDSI will provide Bank responses to questions as follows: (1) average response within two (2) hours of calling the RDSI Customer Support Center; and (2) a resolution on average of forty-eight
              (48) hours.
          G. In the event of human error on the part of RDSI which could be expected to create an impact on the Bank or the Bank's customers, RDSI agrees to: (1) notify the Bank of the error within four (4) hours during normal business hours; (2) develop and implement a plan of action to be shared with the Bank within eight (8) hours during normal business hours; (3) resolve the error to limit the impact to the Bank, as soon as commercially reasonable.
          H. RDSI shall notify the Bank of any errors in the RDSI software or operating system procedures when detected by or reported to RDSI, that appear to impact the Bank. Such notification shall include a plan for correction of the error.
          I. RDSI will provide the Bank two (2) weeks notice of any change in routine operating procedures. Changes falling into this category include but are not limited to: (1) persons to notify in the event of a problem; (2) form of communications; (3) change in processing or contact location; and (4) hours of service; etc.
          J. RDSI will notify the Bank, in writing, of any enhancements or new releases of the RDSI software not less than one (1) week prior to implementation of such changes. RDSI shall make available to the Bank, in accordance with the published curriculum, training adequate on all such changes not less than one (1) week prior to implementation. Training usually is only required should the changes be system releases and upgrades requiring additional training or should the Bank elect to use the new functionality. RDSI will determine if training is necessary and notify the Bank of the scheduling.

      DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE EIGHT



XVII.  DECONVERSION CONSIDERATIONS

          A. Upon termination of this Agreement, the Bank may obtain data files and records relative to itself for the purposes of deconversion to an alternative data processing solution via machine readable media based on the following Pricing Agreement Schedule:

                    1.   Magnetic Machine Readable Media - $ 150.00 per tape.
                    2. Bank agrees to purchase from RDSI all used special form inventory previously purchased at RDSI's expense, at cost.
                    3. All data processing line charges yet to be invoiced, calculated to the estimated date of deconversion and actual line disconnect order.
                    4.   Programming and Software Deconversion Charges -
                         $ 1,500.00.
                    5. Additional charges, if any, directly relating to the deconversion, as assessed by Information Technology, Inc. (ITI), Lincoln, Nebraska. These charges, if any, as determined by ITI will be passed through directly to the Bank.
                    6.   Reports, trials, listings, etc. - $ 50.00 per report.

          B. All deconversion charges as stated above should be paid by the Bank to RDSI prior to the release of the final deconversion magnetic readable media, however, RDSI will waive lien rights in relationship to the Bank's data and good will.
          C. RDSI agrees to waive the deconversion fees as previously stated to the Bank in the event the Bank terminates the Agreement due to RDSI's inability to restore service following a declared disaster.


XVIII. PRICING POLICIES

          A. As previously stated within the Agreement, RDSI reserves the right to reduce charges at any time, however, any increase will not become effective until thirty (30) days, after prior written notice has been given to the Bank. RDSI and the Bank have agreed that during the first (1st) two (2) years of this Agreement, rates shall be fixed at such rates as described in the attached Addendum A - Fee Schedule. Most favored nation provision exists and provides that the Bank's fee schedule are no less favorable than those to any client.
          B. It is also agreed that RDSI will not increase its fee schedules in excess of FIVE percent (5%) per year, in years three, four and five of this Agreement.
          C. The only exceptions to this Pricing Agreement will be those related to increased account and transaction volumes of the Bank; new applications and services not presently utilized by the Bank; increased number of terminals or workstations supported; Saturday processing; and services not presently covered by this Agreement. The Bank agrees to buy its own paper supplies: ex: report paper, statements, checks, notice paper, etc.
          D. In addition, ground transportation (Courier Services) charges if needed, are not covered in the pricing schedule and Terms of Agreement contained within this Agreement. Transportation charges will be calculated and invoiced based on allowable IRS mileage and maintenance guidelines, plus salary considerations, and are subject to change by RDSI. If ground transportation ever becomes necessary RDSI will advise the Bank, and obtain the Bank's approval before ground transportation is utilized.
          E. Future price increases relating to Saturday Processing may supersede the price ceilings as previously stated. However, if the Bank does not utilize Saturday Processing, price ceilings referred to in this Agreement shall govern the pricing policy. RDSI will provide nightly updates for the Bank, Monday through Friday, based on the Federal Reserve Schedule. However, On-Line Services will be available to the Bank on Saturdays, based on the schedule as outlined in Section XVI. Of this Agreement.


XIX.   YEAR 2000 FUNCTIONALITY

RDSI represents and warrants that the services provided are, or will by September 30, 1999, be, capable of supporting Year 2000 functionality and will function in accordance with the specifications in a multi-century, multi-millennium environment. For purposes of this section, "supporting Year 2000 functionality" shall mean that the services provided hereunder must provide fault-free performance in the processing of dates and date-related data, including but not limited to calculating, comparing and sorting individually and in combination with other RDSI products and services. "Fault-free performance" shall mean the correct manipulation of data containing dates prior to, through and beyond January 1, 2000 (including leap year computations) without human intervention. Any modifications required to conform the data processing services provided by RDSI to Year 2000 functionality will be made by RDSI at their own expense. However, associated cost for assistance and

       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE NINE



testing of the Bank's own data and files and equipment that may be required by the various regulatory authorities will be the responsibility of the Bank. Any such charges will be reviewed and authorized by the Bank with prior written notice.


XX.    NONSOLICITATION OF EMPLOYEES

HIRING OF EMPLOYEES. During the term of this Agreement and for a period of twelve (12) months thereafter, RDSI and the Bank will not, without prior written consent of the other, offer employment to or employ any person employed by the other if the person was involved in providing or receiving services under this Agreement.


XXI.   PATENT INDEMNITY

Each of RDSI and the Bank shall indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs and expenses, including without limitation reasonable attorney's fees and expenses, arising out of any claims of infringement of any United States letters patent, any trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by common law or by any law of the United States or any state alleged to have occurred because of systems provided or work performed. However, this indemnity will not apply unless the party seeking indemnity informs the party from whom indemnification is sought full opportunity to control the defense thereof, including without limitation any agreement relating to settlement.


XXII.  ENTIRE AGREEMENT AND NOTICES

          A. This Agreement, together with all addendum's, appendices or other attachments referenced herein, is complete and exclusive statement of the Agreement between the parties, the Bank and RDSI.
          B. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been validly given or delivered by hand or in the United States mail, first class (or in the case of a breach, registered or certified, return receipt requested with proper postage, registration and certification fees prepaid), addressed to the party for whom intended at the respective addresses set forth below, or such other address as may be designated, pursuant hereto:

                  If to RDSI:                        If to the Bank:
                           401 Clinton Street                  116 East Berry Street, Suite 910
                           Defiance, OH  43512                 Fort Wayne, Indiana 46802
                           Attention: Mr. Jon A. Brenneman     Attention:  Donald F. Schenkel
                           Senior Vice President               President & Chief Executive Officer



Dated: October 1, 1998              RURBANC DATA SERVICES, Inc.
      -----------------------
                                    By: /s/ Jon A. Brenneman
                                       --------------------------------------
                                    Title:  Senior Vice President
                                          -----------------------------------
                                    TOWER FINANCIAL CORPORATION
                                    TOWER BANK & TRUST
                                    FORT WAYNE, INDIANA


                                    By: /s/ Donald F. Schenkel
                                       --------------------------------------
                                    Title: President
                                          -----------------------------------

       DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION - PAGE TEN

                            ADDENDUM A - FEE SCHEDULE
                                PREMIER II SYSTEM

     DDA - $ .35/account per month ($100.00 monthly minimum) - All open accounts on file
     DDA - $ .20/account per month - All closed accounts on file
     DDA - $ .05/account - statement printing @ RDSI
     Savings - $ .18/account per month ($100.00 monthly minimum) - All open accounts on file
     Savings - $ .10/account per month - All closed accounts on file Certificates of Deposits - $ .18/account per month ($100.00 monthly minimum) - All open accounts on file
     Certificates of Deposits - $ .10/account per month -  All closed accounts on file
     Loans - $ .35/account per month ($100.00 monthly minimum) - All open loans/accounts on file
     Loans - $ .15/account per month - All closed loans/accounts on file
     Central Information System - $.10/portfolio per month ($100.00 monthly minimum)
     Financial General Ledger Management System -
           1 - 500 accounts                         1.20/account per month
           501 - 1000 accounts                       .50/account per month
           1001 accounts and over                    .25/account per month
     Addenda's - $ .05/addenda per month
     Credit Bureau Reporting - $ 15.00/tape per credit bureau - reporting period Automated Clearing House (ACH) - included
     Recall Software Maintenance - $ 30.00/month - pass through from Data Works
           - subject to change
     Macrofiche Annual Maintenance - $ 2,700.00 per year invoiced annually
     ATM Network Support - $.05/atm/debit card account per month ($150.00 monthly minimum)
     Communication Device Support - (includes PC's, CRT's, Proof Machines,
           Recall, Macrofiche, etc.)
           1 - 20 Fee Per Device with Premier II         30.00/device per month
           21 and over Fee per Device with Premier II    20.00/device per month
     Teller Terminal System Interface & Support - $ .02/total number of accounts (Deposits & Loans)($100.00 monthly minimum)
     Year End Processing, reporting & IRS Forms - $.15/total number of accounts
           - annually
     Confirmations - $ .10/form - ON REQUEST ONLY
     Report Printing @ RDSI - $ .01/total number of accounts - ON REQUEST ONLY Mailing Labels - $ .10/label - ON REQUEST ONLY
     Pull Files - $ .004/total number of accounts pulled ($50.00 pull file minimum)
     Disaster Recovery Contingency Plan Services:
           RDSI passes monthly membership cost from Hotsite provider (SunGard) directly onto its customers via monthly processing invoice. The Bank's portion of this cost is determined by asset size and actual number of accounts processed, and is subject to change in direct relation to the contractual agreement between RDSI and the Hotsite provider. RDSI carries insurance to cover actual use of the Hotsite during an actual declared disaster.
           Minimum Monthly Fee       $70.00/month
     Communications Equipment and Line Support and Maintenance - $75.00/data line per month
     Third Party Audit Review - RDSI passes cost of the review onto its customer base. The Bank's portion is determined by asset size and actual number of accounts processed, and is subject to change in direct relation to the actual cost of the examination.
     Documentation (Manuals) - RDSI provides On-Line Documentation System. All manuals and related documentation are maintained through the on-line system.

Dated: October 1, 1998               RURBANC DATA SERVICES, Inc.
      -----------------------
                                     By: /s/ Jon A. Brenneman
                                        -------------------------------------
                                     Title: Senior Vice President
                                           ----------------------------------

                                     TOWER FINANCIAL CORPORATION
                                     TOWER BANK & TRUST
                                     FORT WAYNE, INDIANA

                                     By:  /s/ Donald F. Schenkel
                                        -------------------------------------
                                     Title: President
                                           ----------------------------------

            DATA PROCESSING AGREEMENT - TOWER FINANCIAL CORPORATION


                   ADDENDUM E - FEDERAL CALL REPORTING SYSTEM





THE FEDERAL CALL REPORTING SYSTEM GENERATES CALL REPORTS QUICKLY, SIMPLY AND COMPLETELY. ONE PRIMARY CHARACTERISTIC THAT DISTINGUISHES THE RDSI FEDERAL CALL REPORT SYSTEM IS ITS ABILITY TO GATHER AND EXTRACT INFORMATION FROM DEPOSIT, LOAN, GENERAL LEDGER AND BOND APPLICATION DATE BASES.


RDSI Installation fee (one time charge)                      $ 250.00

RDSI Monthly Fee                                             $  50.00

RDSI Monthly Minimum                                         $  50.00





EARLY TERMINATION AGREEMENT:
This Addendum for the Federal Call Report System has been licensed from ITI, based on a Three (3) Year Term. This directly determines the price as quoted in this Addendum. In the event that the Bank terminates this Addendum Agreement prior to the expiration date of this Addendum Agreement (calculated from 36 months from the date of this Addendum Agreement found at the bottom of this page), the following formula will be used to calculate the early termination charge to be assessed to the Bank.

The Early Termination Charge will be determined by taking the Average Total Accounts (Loans and Deposits) calculated over the previous three (3) processing months, multiplied times the per account Monthly Fee, multiplied times the Remaining Months of this Addendum Agreement. ACCEPTED________ DATE________/ WAIVED______ DATE_____________




Dated: October 1, 1998                          RURBANC DATA SERVICES, Inc.
      -------------------------------------
                                                By: /s/ Jon A. Brenneman
                                                   ---------------------------
                                                Title: Senior Vice President
                                                      ------------------------
Date Installed:
               ---------------------            TOWER FINANCIAL CORPORATION
                                                FORT WAYNE, INDIANA
Date Invoiced:
              ----------------------

Date Installation Fee Invoiced:                 By: /s/ Donald F. Schenkel
                               ------------        ----------------------------
                                                Title: President
                                                      -------------------------

            DATA PROCESSING AGREEMENT-TOWER FINANCIAL CORPORATION

                 ADDENDUM M - ON-LINE TELLER INTERFACE SYSTEM


ON-LINE TELLER INTERFACE SYSTEM

RDSI Monthly Processing Fee                      $.02/Total Number of Accounts
                                                       (Deposits and Loans)

RDSI Monthly Minimum                             $100.00





















Dated: October 1, 1998                           RURBANC DATA SERVICES, Inc.
      -------------------------------------
      (Addendum Agreement Date)
                                                 By: /s/ Jon A. Brenneman
                                                    ----------------------------
                                                 Title: Senior Vice President
                                                       -------------------------
Date Installed:
               -----------------
                                                 TOWER FINANCIAL CORPORATION
Date Invoiced:                                   FORT WAYNE, INDIANA
              ------------------

Date Installation Fee Invoiced:                  By: /s/ Donald F. Schenkel
                                -----------         ----------------------------
                                                 Title: President
                                                       -------------------------